Exhibit 99.1

OMNIVISION RESCHEDULES RELEASE OF FISCAL 2004 RESULTS—

COULD UPWARDLY REVISE PRIOR SALES AND NET INCOME

SUNNYVALE, Calif. – June 9, 2004 – OmniVision Technologies, Inc. (Nasdaq:OVTI) today announced that it has rescheduled the release of its fiscal 2004 fourth-quarter and yearend results to June 23, 2004, after the close of the market, from the previously announced date of June 9, 2004.

Following an internal review by the Company and an independent investigation, the Company is considering the restatement of financial results for certain quarters of fiscal 2004 and, possibly, fiscal 2003. The investigation includes a review of cut-off issues and has not yet reached definitive conclusions; however, the Company currently believes that restatement could have the effect of increasing revenue and net income for the nine months ended January 31, 2004. The Company believes that revenue could increase by a total of approximately $5 million over the amounts previously reported for this period and that net income could also increase. On June 23, 2004, the Company plans to release results for the fourth quarter and fiscal year ended April 30, 2004, as well as any restatement of results for interim periods of fiscal 2004.

The Company also announced that it expects results for the fourth quarter of fiscal 2004 to meet or exceed the guidance of $96 million to $100 million in revenue and $0.30 to $0.31 in diluted earnings per share that the Company provided on February 18, 2004. As of April 30, 2004, the Company’s financial position remained strong, with no debt and with cash, cash equivalents and short-term investments in excess of $215 million.

Additionally, OmniVision provided guidance for the first quarter of fiscal 2005. For the quarter ending July 31, 2004, the Company currently expects to report $95 million to $100 million in revenue and $0.29 to $0.31 in diluted earnings per share.

Teleconference

At 1:30 p.m. PDT (4:30 p.m. EDT) on Wednesday, June 23, 2004, the Company will hold a teleconference to discuss the financial results and future plans and prospects. To participate in the teleconference, please call (toll free) 877-523-2171 approximately 10 minutes prior to the start time. For international callers, the dial-in number is 706-634-1478. You may also listen live via the Internet at the Company’s website, www.ovt.com, or at www.FullDisclosure.com.

These websites will host an archive of the teleconference. Additionally, a playback of the call will be available for 48 hours beginning at 4:30 p.m. PDT on June 23. You may access the playback by calling 800-642-1687, or for international callers 706-645-9291, and providing Conference ID number 7181515.

About OmniVision

OmniVision Technologies designs, develops and markets high performance, highly integrated and cost efficient semiconductor image sensors. OmniVision’s main product, an image sensing device called the CameraChip™, is used to capture images in mass-market consumer and commercial applications such as mobile phones, digital still cameras and video game systems. OmniVision believes that the CameraChip is one of the most highly integrated single-chip CMOS image sensor solutions available and that it enables manufacturers to build camera products that are smaller, less complex, more reliable, lower cost and more power efficient than cameras using either traditional CCDs or multiple-chip CMOS image sensors. OmniVision’s CameraChips are used in a wide variety of applications, including mobile phones, digital still cameras, video cameras, interactive video games, toys, security and surveillance systems, personal computer cameras, personal digital assistants and automotive imaging systems. OmniVision Technologies is headquartered at 1341 Orleans Drive, Sunnyvale, CA 94089. Additional information is available at www.ovt.com.

OmniVision and CameraChip are trademarks of OmniVision Technologies, Inc.

Safe-Harbor Statement

Certain statements in this press release, including statements relating to the Company’s expectations regarding revenue and earnings per share for the quarter ended April 30, 2004 and for the quarter ending July 31, 2004, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, without limitation, the following: the degree to which intense competition might affect the Company’s ability to compete successfully in current and emerging markets for image sensor products; risks associated with the Company’s ability to obtain design wins from camera, mobile phone and other image sensor device manufacturers, which could inhibit the Company’s ability to sustain and grow its business; risks associated with wafer manufacturing yields and other manufacturing processes, which could materially and adversely affect the Company’s revenue and earnings and its ability to satisfy customer demand; risks associated with the Company’s planned streamlining and consolidation of manufacturing processes, which could adversely affect the Company’s operating expenses and its ability to sustain and expand its business; risks associated with the development of current and emerging markets for CMOS image sensor products, generally, and the Company’s products, specifically, which could result in lower revenue and earnings and adversely affect the Company’s business and prospects; risks associated with the development of new products, which would adversely affect the Company’s ability to compete successfully in the CMOS image sensor market; the Company’s dependence upon a few key customers, the loss of one or more of which could materially and adversely affect the Company’s business and results of operations; a decline in the average selling price of the Company’s products, which could result in a decline in the Company’s revenue and gross margins; and the other risks detailed from time to time in the Company’s Securities and Exchange Commission filings and reports, including, but not limited to, the Company’s most recent annual report filed on Form 10-K and most recent quarterly report filed on Form 10-Q. The Company disclaims any obligation to update information contained in any forward-looking statement.

Contact:

OmniVision Technologies, Inc.

John T. Rossi, 408-542-3000

Silverman Heller Associates

Philip Bourdillon/Eugene Heller, 310-208-2550

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